EXHIBIT 99.1

INNODATA ISOGEN ANNOUNCES DEPARTURE OF STEVEN FORD AND APPOINTMENT OF INTERIM CFO

NEW YORK – April 28, 2009 – INNODATA ISOGEN, INC. (NASDAQ: INOD), a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services, today announced that Steven L. Ford has resigned as executive vice president and chief financial officer (CFO) of the company to pursue other interests and will be leaving the organization at the end of June.

Jurgen Tanpho, who has been a senior executive with various financial and operational duties at the company for more than 15 years, has been appointed interim CFO while the company completes its search for a permanent replacement.

“We thank Steve for his valuable service and his many contributions,” said Jack Abuhoff, chairman and CEO of Innodata Isogen. “We wish him well in future endeavors.”

Ford’s employment agreement with the company expired December 21, 2008. Innodata Isogen engaged Korn/Ferry International earlier in the year to undertake the search for the company’s next CFO.

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD), is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering. Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata Isogen has offices and operations in the United States, the United Kingdom, France, Israel, China, India, Sri Lanka, and the Philippines.

###
CONTACT:
Al Girardi
Vice President, Marketing
201-371-8034
agirardi@innodata-isogen.com